EXHIBIT (a)(vii)

NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC. ARTICLES SUPPLEMENTARY CREATING AND FIXING THE RIGHTS OF MANDATORY REDEEMABLE PREFERRED SHARES SERIES D

i

TABLE OF CONTENTS
(continued)

ii

Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation (the “Fund”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Fund by Article Sixth of the Fund’s Articles of Incorporation (which, as restated, amended or supplemented from time to time are, together with these Articles Supplementary, herein called the “Charter”), the Board of Directors has, by resolution, reclassified from the unissued common stock of the Fund and authorized the issuance of 400 Series D Mandatory Redeemable Preferred Shares, par value
$.0001 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared).

SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, and other rights and limitations of the Series D Mandatory Redeemable Preferred Shares and each other series of Preferred Shares now or hereafter described in these Articles Supplementary are as set forth in these Articles Supplementary.

DESIGNATION

Series D: 400 shares of preferred stock, par value $.0001 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared), are hereby designated Series D Mandatory Redeemable Preferred Shares (“Series D Shares”). Each Series D Share shall have a dividend rate equal to the Applicable Rate from time to time.

Each Preferred Share shall have such preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law, as are set forth in these Articles Supplementary. Subject to the provisions of Section 3(c) and Section 14, the Board of Directors of the Fund may, in the future, classify or reclassify additional shares of the Fund’s capital stock as Preferred Shares, with the same preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other terms herein described, except that the Applicable Rate and any other changes in the terms herein set forth shall be as set forth in an Amendment to these Articles Supplementary or other articles supplementary classifying or reclassifying such shares as Preferred Shares.

DEFINITIONS

As used in these Articles Supplementary, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

(a)     “Adjusted Asset Coverage Ratio” means the ratio, expressed as a percentage, of (a) the value of the total assets of the Fund, less all liabilities and indebtedness not represented by Senior Securities (assuming for the purpose of this clause (a) that reverse repurchase agreements are Senior Securities) over (b) the sum of (i) the aggregate amount of Senior Securities representing indebtedness, (ii) Senior Securities representing preferred stock valued at their aggregate liquidation preference plus accrued and unpaid dividends, (iii) the aggregate amount outstanding under reverse repurchase agreements (regardless of whether such reverse repurchase agreements are treated as senior securities or as derivatives under Rule 18f-4 under the 1940 Act) and (iv) any other transaction constituting a senior security under the 1940 Act).

(b)     “Adviser” means the investment manager or adviser with authority to manage the assets of the Fund.

(c)     “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to any Affiliate of the Fund.

(d)     “Agency Discounted Value” means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

(e)     “Applicable Rate” means the rate set for a series of Preferred Shares; with respect to the Series D Shares, the Applicable Rate means, for any Dividend Period, SOFR for such Dividend Period plus 1.65% (165 basis points).

(f)     “Approved NRSRO” means a nationally recognized statistical ratings organization as approved by the Required Holders.

(g)     “Approved Replacement NRSRO” means S&P, Moody’s and Kroll.

(h)     “Approved NRSRO Discount Factor” means the discount factors set forth in the Approved NRSRO Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with the Approved NRSRO’s ratings of Senior Securities.

(i)     “Approved NRSRO Eligible Asset” means assets of the Fund set forth in the Approved NRSRO Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with Approved NRSRO’s ratings of Senior Securities.

(j)     “Approved NRSRO Guidelines” means the guidelines reflecting the Approved NRSRO’s rating criteria for the then-current rating of the Senior Securities, as may be amended from time to time.

(k)     “Board of Directors” means the Board of Directors of the Fund or any duly authorized committee thereof.

(l)  “Business Day” means any day other than a Saturday, a Sunday, a day on which commercial banks in New York City are required or authorized to be closed or, other than with respect to determining the date or dates on which any sums are to become due under these Articles Supplementary on the Preferred Shares, a day on which the New York Stock Exchange is required or authorized to be closed.

(m)     “Charter” has the meaning specified on the first page of these Articles Supplementary.

(n)     “Code” means the Internal Revenue Code of 1986, as amended.

(o)     “Common Shares” means the outstanding shares of common stock, par value $.0001 per share, of the Fund.

(p)     “Cure Date” means the Effective Leverage Ratio Cure Date, Minimum Asset Coverage Ratio Cure Date, the Preferred Shares Basic Maintenance Test Cure Date, the Minimum Net Asset Value Cure Date, or the Minimum Adjusted Asset Coverage Ratio Cure Date, as the case may be.

(q)     “Custodian” means State Street Bank and Trust Company, or any successor custodian to the Fund.

(r)     “Date of Original Issue,” with respect to shares of a series of the Preferred Shares, means the date on which the Fund initially issued such shares.

(s)     “Dividend” or “dividend” means any “distribution” (as defined in Section 2-301 of Title 2, Subtitle 3 of the Maryland General Corporation Law) declared by the Fund’s Board of Directors.

(t)     “Dividend Payment Date,” with respect to shares of a series of Preferred Shares, means any date on which dividends are payable on shares of such series pursuant to the provisions of paragraph (d) of Section 2 of these Articles Supplementary.

(u)     “Dividend Period,” with respect to shares of a series of Preferred Shares, means each period commencing on the Date of Original Issue and continuing to but excluding the first Dividend Payment Date and, thereafter, commencing on a Dividend Payment Date and continuing up to, but not including, the next Dividend Payment Date for shares of such series.

(v)     “Early Redemption Amount” means, in connection with any redemption of the Series D Shares pursuant to Section 11(a), an amount equal to the applicable percentage of the Liquidation Preference of the Series D Shares or portion thereof to be redeemed as follows:

IF REDEEMED DURING THE 12 MONTH PERIOD ENDING SEPTEMBER 29,	APPLICABLE PERCENTAGE
2024	1.00%
2025	0.50%

(w)     “Effective Leverage Ratio” means (1) the sum of (A) the aggregate liquidation preference of the Fund’s Senior Securities that are stock for purposes of the 1940 Act, excluding,

without duplication, any such Senior Securities for which the Fund has issued a notice of redemption, and (B) the aggregate principal amount of the Fund’s Senior Securities (assuming for the purpose of this clause (1) that reverse repurchase agreements are Senior Securities); divided by, (2) the sum of the Market Value of the Fund’s total assets (including amounts attributable to Senior Securities, less the amount of the Fund’s accrued liabilities (other than liabilities for the aggregate principal amount of Senior Securities representing indebtedness, including floating rate securities).

(x)     “Effective Leverage Ratio Cure Date” with respect to the failure by the Fund to maintain an Effective Leverage Ratio that is in compliance with Section 8 of these Articles Supplementary as of the last Business Day of each month, means the date that is ten (10) Business Days following the last day of such month.

(y)     “Eligible Assets” means Moody’s Eligible Assets, Fitch’s Eligible Assets, S&P’s Eligible Assets or Approved NRSRO Eligible Assets, whichever is applicable, if the Rating Agency is rating the Preferred Shares at the Fund’s request.

(z)     “Fitch” means Fitch Ratings Inc. and its successors.

(aa) “Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with Fitch’s ratings of Senior Securities.

(bb) “Fitch Eligible Asset” means assets of the Fund set forth in the Fitch Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with Fitch’s ratings of Senior Securities.

(cc) “Fitch Guidelines” means the guidelines reflecting Fitch’s rating criteria for the then-current rating of the Senior Securities, as may be amended from time to time.

(dd) “Floating Rate Dividend Determination Date” means, with respect to any Dividend Period, the second Business Day before the first day of such Dividend Period (or the third Business Day before the first day of the first Dividend Period).

(ee) “Fund” means the entity named on the first page of these Articles Supplementary, which is the issuer of the Preferred Shares.

(ff) “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

(gg) “Holder” with respect to shares of a series of Preferred Shares, shall mean the registered holder of such shares as the same appears on the record books of the Fund.

(hh)  “Investment Grade” means a rating of “BBB-” or above by Fitch (or an equivalent of such ratings by another Approved NRSRO or Moody’s or S&P if such entity is rating the Series D Shares).

(ii)     “Liquidation Preference” with respect to a given number of Preferred Shares, means $100,000 times that number.

(jj)     “Margin Loan and Security Agreement” means the Master Loan and Security Agreement between the Fund and Bank of America, N.A. dated as of September 18, 2023, as it may be amended.

(kk)     “Market Value” means with respect to any asset of the Fund as of any date, the market value of such asset as determined by the Fund and used in the calculation of its published net asset value for such date, with such determination to be in compliance with applicable law (including, without limitation, the 1940 Act) as in effect on such date of determination.

(ll)     “Master Securities Agreement” means the Master Securities Agreement for Mandatory Redeemable Preferred Shares, Series D, dated as of September 29, 2023, as it may be amended.

(mm)     “Minimum Adjusted Asset Coverage Ratio” means Adjusted Asset Coverage Ratio of at least 225%.

(nn)    “Minimum Adjusted Asset Coverage Ratio Cure Date,” with respect to the failure  by the Fund to maintain the Minimum Adjusted Asset Coverage Ratio as of the last Business Day of each month, means the ten Business Days following the last day of such month.

(oo)     “Minimum  Asset  Coverage  Ratio”  means  asset  coverage,  as  defined  in  Section 18(h) of the 1940 Act (as of the date hereof), of at least 225% with respect to all outstanding Senior Securities of the Fund which are shares of stock, including all outstanding Preferred Shares or such lower percentage between 200% and 225% as may be agreed or consented to by the Series D Shares Required Holders.

(pp)     “Minimum Asset Coverage Ratio Cure Date,” with respect to  the failure by the  Fund to maintain the Minimum Asset Coverage Ratio (as required by Section 4 of these Articles Supplementary) as of the last Business Day of each month, means the ten Business Days following the last day of such month.

(qq)     “Minimum Net Asset Value Test” means a Net Asset Value of $75,000,000 on each Valuation Date.

(rr)     “Minimum Net Asset Value Test Cure Date,” with respect to the failure by the Fund to satisfy the Minimum Net Asset Value Test (as required by Section 6 of these Articles Supplementary) as of a given Valuation Date, means the tenth Business Day following such Valuation Date, or such later date as may be agreed or consented to by the Series D Shares Required Holders.

(ss)     “Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors at law.

(tt)     “Moody’s Discount Factor” means the discount factors set forth in the Fund’s Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with Moody’s ratings of Senior Securities.

(uu)     “Moody’s Eligible Assets” means assets of the Fund set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with Moody’s ratings of Senior Securities.

(vv)     “Moody’s Guidelines” mean the guidelines reflecting Moody’s rating criteria, as may be amended from time to time, in connection with Moody’s ratings of Senior Securities.

(ww)     “1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Fund thereunder, as the same may be amended from time to time.

(xx)     “Net Asset Value” shall be calculated by taking the total value of the Fund’s assets minus the total value of the Fund’s liabilities on each Valuation Date.

(yy)     “Notice of Redemption” means any notice with respect to the redemption of Preferred Shares pursuant to paragraph (c) of Section 11 of these Articles Supplementary.

(zz)     “NRSRO” means Nationally Recognized Statistical Ratings Agency.

(aaa)     “Overdue Payment Obligation,” with respect to Preferred Shares, means a failure by the Fund to pay to the Holders, not later than 12:00 noon, Eastern time, (A) within five Business Days of any Dividend Payment Date for Preferred Shares, in immediately available funds, the full amount of any dividend (whether or not earned or declared) to be paid on such Dividend Payment Date on any Preferred Shares or (B) on any Term Redemption Date, in immediately available funds, the Redemption Price to be paid on such Term Redemption Date or (C) any other redemption date in immediately available funds on such redemption date for Preferred Shares, the Redemption Price to be paid on such redemption date for any Preferred Shares after a Notice of Redemption is given pursuant to paragraph (c) of Section 11 of these Articles Supplementary; provided, however, that the foregoing clause (C) shall not apply to the Fund’s failure to pay the Redemption Price in respect of Preferred Shares when the related Notice of Redemption provides that redemption of such shares is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(bbb)     “Overdue Rate” means, with respect to shares of a series of Preferred Shares, a dividend rate that is equal to 4.00% per annum above the Applicable Rate that would otherwise be applicable during any given period.

(ccc)     “Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

(ddd)     “Preferred Shares” means the Series D Shares and each other series of preferred stock issued hereunder.

(eee)     “Preferred Shares Basic Maintenance Amount” means the basic maintenance amount required by each Rating Agency that is rating the Senior Securities at the Fund’s request under its respective Rating Agency Guidelines, separately determined.

(fff)     “Preferred Shares Basic Maintenance Test” as of any Valuation Date is the requirement to maintain Eligible Assets with an aggregate Agency Discounted Value equal to at least the Preferred Shares Basic Maintenance Amount. For purposes of determining the Preferred Shares Basic Maintenance Test, Eligible Assets shall include securities lent under the Fund’s Securities Lending Program (to the extent consistent with 1940 Act interpretations, regulations and requirements).

(ggg)     “Preferred Shares Basic Maintenance Test Cure Date,” with respect to the failure by the Fund to satisfy the Preferred Shares Basic Maintenance Amount (as required by paragraph
(a) of Section 7 of these Articles Supplementary) as of a given Valuation Date, means the tenth Business Day following such Valuation Date or such later date as may be consented to by the Series D Shares Required Holders.

(hhh)     “Preferred Shares Basic Maintenance Test Report” means a report signed by the President, Treasurer, Assistant Treasurer, Controller, Assistant Controller or any Executive Vice President or Vice President of the Fund which sets forth, as of the related Valuation Date, the assets of the Fund, the Market Value and the Agency Discounted Value thereof (seriatim and in aggregate), and the Preferred Shares Basic Maintenance Amount.

(iii)     “Rating Agency” means each of Fitch (if Fitch is then rating Senior Securities), Moody’s (if Moody’s is then rating Senior Securities), S&P (if S&P is then rating Senior Securities) and each Approved NRSRO (if an Approved NRSRO is then rating Senior Securities).

(jjj)     “Rating Agency Discount Factor” means the Moody’s Discount Factor (if Moody’s is then rating the Senior Securities), the Fitch Discount Factor (if Fitch is then rating Senior Securities), the S&P Discount Factor (if S&P is then rating the Senior Securities) or the Approved NRSRO Discount Factor (if an Approved NRSRO is then rating the Senior Securities), whichever is applicable.

(kkk)     “Rating Agency Guidelines” mean Fitch Guidelines (if Fitch is then rating Senior Securities), Moody’s Guidelines (if Moody’s is then rating Senior Securities), S&P Guidelines (if S&P is then rating Senior Securities), and Approved NRSRO Guidelines (if an Approved NRSRO is then rating Senior Securities).

(lll)     “Ratings Date” has the meaning ascribed in Section 11(b). (mmm) “Ratings Event” has the meaning ascribed in Section 11(b).

(nnn)     “Redemption Price” means the applicable redemption price specified in Section 11 of these Articles Supplementary.

(ooo)     “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(ppp)     “Required Holders” means, at any time, the Holders of more than 50% of the number of Preferred Shares at the time outstanding (exclusive of Preferred Shares then owned by the Fund or any of its Affiliates).

(qqq)     “S&P” means Standard & Poor’s Ratings Services and its successors.

(rrr)     “S&P Discount Factor” means the discount factors set forth in the S&P Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with S&P’s ratings of Senior Securities.

(sss)     “S&P Eligible Asset” means assets of the Fund set forth in the S&P Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with S&P’s ratings of Senior Securities.

(ttt)     “S&P Guidelines” mean the guidelines reflecting S&P’s rating criteria, as may be amended from time to time, in connection with S&P’s ratings of Senior Securities.

(uuu)     “SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

(vvv)     “Securities” or “Security” shall have the meaning specified in Section 2(a)(1) of the Securities Act.

(www)     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

(xxx)     “Securities Depository” means The Depository Trust Company and its successors and assigns or any other securities depository selected by the Fund that agrees to follow the procedures required to be followed by such securities depository as set forth in these Articles Supplementary with respect to the Preferred Shares.

(yyy)     “Securities Lending Program” means the Fund’s program to lend its portfolio securities, conducted pursuant to agreements that provide for such loans to be callable at any time and to be continuously secured by segregated collateral equal to no less than the value, marked to market daily, of the loaned securities.

(zzz)     “Senior Securities” means all indebtedness for borrowed money of the Fund, including, without limitation, any notes, bank borrowings and (without duplication) indebtedness of the Fund with the meaning of Section 18 of the 1940 Act (as of the date hereof) and preferred stock of the Fund (including the Preferred Shares).

(aaaa)     “Series D Shares” has the meaning specified on the first page of these Articles Supplementary.

(bbbb)     “Series D Shares Required Holders” means, at any time, the Holders of more than 50% of the number of Series D Shares at the time outstanding (exclusive of Series D Shares then owned by the Fund or any of its Affiliates).

(cccc)     “SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day; provided that if such rate shall be less than zero, then 0.00% shall apply.

(dddd)     “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

(eeee)    “SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

(ffff)     “Term Redemption Date” means September 29, 2026 or such later date as may be agreed to by the Holders of the Series D Shares and the Fund and documented in a schedule or amendment to the Master Securities Agreement.

(gggg)     “Total Assets” means the aggregate amount of all assets of the Fund determined in accordance with GAAP applicable to the Fund. For purposes of determining Total Assets, securities lent under the Fund’s Securities Lending Program shall be included in Total Assets (to the extent consistent with 1940 Act interpretations, regulations and requirements).

(hhhh)     “Valuation Date” means every other Friday or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Fund; provided, further, however, that such first Valuation Date will not be more than ten days from the date on which Preferred Shares initially are issued.

(iiii)     “Voting Period” shall have the meaning specified in paragraph (b) of Section 3 of these Articles Supplementary.

SECTION 1     NUMBER OF AUTHORIZED SHARES.

The number of authorized shares constituting the Series D Shares is 400.

SECTION 2     DIVIDENDS.

(a)     Ranking. The shares of a series of Preferred Shares shall rank on a parity with each other, with shares of any other series of Preferred Shares and with any other series of preferred stock as to the payment of dividends by the Fund.

(b)     Cumulative Cash Dividends. The Holders of a series of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor in accordance with the Charter and applicable law, cumulative cash dividends at the Applicable Rate for shares of such series determined as set forth in paragraph (e) of this Section 2, and no more, payable on the Dividend Payment Dates with respect to shares of such series determined pursuant to paragraph (d) of this Section 2. Holders of Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on Preferred Shares. Except to the extent set forth in subparagraph (e)(i) of this Section 2, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares which may be in arrears, and, no additional sum of money shall be payable in respect of any such arrearage.

(c)     Dividends Cumulative from Date of Original Issue. Dividends on any series of Preferred Shares shall accumulate at the Applicable Rate for shares of such series from the Date of Original Issue thereof.

(d)     Dividend Payment Dates and Adjustment Thereof. Dividends shall be payable on the Preferred Shares if declared by the Board of Directors (which declaration may be by a single resolution for multiple such dates), on the last Business Day of each calendar month in each year (each such date being a “Dividend Payment Date”); provided, however, that if the day on which dividends would otherwise be payable on Preferred Shares is not a Business Day, then such dividends shall be payable on such shares on the first Business Day that falls after such day.

(e)     Dividend Rates and Calculation of Dividends

(i)     Dividend Rates. The dividend rate on the Series D Shares shall be equal to the Applicable Rate so long as Series D Shares are rated on any date no less than “BBB” by Fitch (and no less than an equivalent of such ratings by another Approved NRSRO or Moody’s or S&P if such entity is rating the Senior Securities at the Fund’s request); provided, however, if the lowest credit rating assigned on any date to the Series D Shares by Fitch (or Moody’s or S&P or another Approved NRSRO if such entity is rating the Senior Securities at the Fund’s request) is equal to the rating set forth in the table below (or its equivalent by Moody’s or S&P or another Approved NRSRO), the dividend rate for the Series D Shares shall be adjusted by adding the enhanced dividend amount (which shall not be cumulative) (the “Enhanced Dividend Amount”) set opposite such rating to the Applicable Rate or the Overdue Rate, as the case may be.

FITCH RATING	ENHANCED DIVIDEND AMOUNT
“BBB-”	0.5%
“BB+” or below or there is no such rating as described below	2.00%

The Fund shall, at all times, use its reasonable best efforts to cause at least Fitch, Moody’s, S&P or another Approved NRSRO to maintain a current rating on the Series D Shares. If, notwithstanding the foregoing requirements of this Section, none of Fitch, Moody’s, S&P or another Approved NRSRO is rating the Series D Shares, the dividend rate (so long as no such rating exists) on the Series D Shares shall be equal to the Applicable Rate or Overdue Rate, as the case may be, plus 4.0%; provided, however, that if Fitch ceases to provide a rating through no action or inaction of the Fund, then the dividend rate shall be equal to the Applicable Rate or the Overdue Rate, as the case may be, plus the last available Enhanced Dividend Amount rate for a period which commences on the date that Fitch ceased to provide the rating and ends on the earlier of (i) 60 days after Fitch ceased to provide the rating or (ii) the date when an Approved Replacement NRSRO rates the

Series D Shares (such period, the “Rating Unavailability Cure Period”). If any Overdue Payment Obligation exists with respect to any Preferred Shares, the rate payable on such Overdue Payment Obligation shall be equal to the Overdue Rate (as modified by the Enhanced Dividend Amount, if any) for any period during which such Overdue Payment Obligation is outstanding (including the day such Overdue Payment Obligation occurs and excluding the day such Overdue Payment Obligation is cured).

(ii)     Calculation of Dividends. The amount of dividends per share payable on shares of a series of Preferred Shares on any date on which dividends on shares of such series shall be payable, shall be computed by multiplying the Applicable Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof and the denominator of which shall be 360, and applying the rate obtained against $100,000.

(f)     Curing an Overdue Payment Obligation. An Overdue Payment Obligation with respect to shares of a series of Preferred Shares shall have been cured if the Fund shall have paid to the Holders (A) all accumulated and unpaid dividends, including amounts due in connection with any Overdue Payment Obligations at the Overdue Rate, on all of the shares of such series and (B) without duplication, the Redemption Price for the shares of such series, if any, for which Notice of Redemption has been given by the Fund pursuant to paragraph (c) of Section 11 of these Articles Supplementary; provided, however, that the foregoing clause (B) shall not apply to the Fund’s failure to pay the Redemption Price in respect of any shares of a series of Preferred Shares when the related Redemption Notice provides that redemption of the shares of such series is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(g)     Dividend Payments by Fund to Holders. The Fund shall pay to the Holders, not later than 12:00 Noon, Eastern time, on each Dividend Payment Date for shares of a series of Preferred Shares, an aggregate amount of funds available in The City of New York, New York, equal to the dividends to be paid to all Holders of shares of such series on such Dividend Payment Date. The Fund shall not be required to establish any reserves for the payment of dividends.

(h)     Dividends Paid to Holders. Each dividend on Preferred Shares shall be paid on the Dividend Payment Date therefor to the Holders thereof as their names appear on the record books of the Fund on the Business Day next preceding such Dividend Payment Date.

(i)     Dividends Credited against Earliest Accumulated but Unpaid Dividends. Any dividend payment made on Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the record books of the Fund on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

SECTION 3     VOTING RIGHTS.

(a)     One Vote per Preferred Share. Except as otherwise provided in the Charter or as otherwise required by law, (i) each Holder shall be entitled to one vote for each Preferred Share held by such Holder on each matter submitted to a vote of stockholders of the Fund, and (ii) the holders of outstanding shares of preferred stock, including Preferred Shares, and of Common Shares shall vote together as a single class; provided, however, that, at any meeting of the stockholders of the Fund held for the election of Directors, the holders of outstanding shares of preferred stock, including the Preferred Shares, represented in person or by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of shares of stock of the Fund, to elect two Directors of the Fund (regardless of the total number of Directors serving on the Fund’s Board of Directors), each share of preferred stock, including each Preferred Share, entitling the holder thereof to one vote; provided, further, that if the Board of Directors shall be divided into one or more classes, the Board of Directors shall determine to which class or classes the Directors elected by the holders of preferred stock shall be assigned and the holders of preferred stock shall be entitled to elect the Directors so designated as being elected by the holders of preferred stock only when their term shall have expired; provided, finally, that such Directors appointed by the holders of preferred stock shall be allocated as evenly as possible among the classes of Directors. Subject to paragraph (b) of this Section 3, the holders of outstanding Common Shares and shares of preferred stock, including Preferred Shares, voting together as a single class, shall elect the balance of the Directors.

(b)     Voting for Additional Directors.

(i)     Voting Period. Except as otherwise provided in the Charter or as otherwise required by law, during any period in which any one or more of the conditions described in subparagraphs (A) or (B) of this subparagraph (b)(i) shall exist (such period being referred to herein as a “Voting Period”), the number of Directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two Directors elected exclusively by the holders of preferred stock, including the Preferred Shares, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of preferred stock, including Preferred Shares, shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of shares of stock of the Fund), to elect such smallest number of additional Directors, together with the two Directors that such holders are in any event entitled to elect. A Voting Period shall commence:

(A)     if at the close of business on any dividend payment date accumulated dividends (whether or not earned or declared) on any outstanding preferred stock, including the Preferred Shares, equal to at least two full years’ dividends shall be due and unpaid; or

(B)     if at any time holders of preferred stock, including the Preferred Shares, are entitled under the 1940 Act to elect a majority of the Directors of the Fund.

Upon the termination of a Voting Period, the voting rights described in this subparagraph (b)(i) shall cease, subject always, however, to the revesting of such voting rights in the holders of preferred stock upon the further occurrence of any of the events described in this subparagraph (b)(i).

(ii)     Notice of Special Meeting. As soon as practicable after the accrual of any right of the holders of preferred stock, including the Preferred Shares, to elect additional Directors as described in subparagraph (b)(i) of this Section 3, the Fund shall notify the Holders and the Fund shall call a special meeting of such Holders, by distributing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 days after the date of distribution of such notice. If the Fund fails to send such notice to the Holders or if the Fund does not call such a special meeting, it may be called by any such Holder on like notice. The record date for determining the Holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is given or on such other date as the Fund and the Holders may agree. At any such special meeting and at each meeting of holders of preferred stock, including Preferred Shares, held during a Voting Period at which Directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of shares of stock of the Fund), shall be entitled to elect the number of Directors prescribed in subparagraph (b)(i) of this Section 3 on a one-vote-per-share basis.

(iii)     Terms of Office of Existing Directors. The terms of office of all persons who are Directors of the Fund at the time of a special meeting of Holders and holders of other shares of preferred stock of the Fund to elect Directors shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of Directors that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent Directors elected by the Holders and such other holders of shares of preferred stock of the Fund and the remaining incumbent Directors elected by the holders of the Common Shares and preferred stock, including Preferred Shares, shall constitute the duly elected Directors of the Fund.

(iv)     Terms of Office of Certain Directors to Terminate upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders and holders of other shares of preferred stock of the Fund pursuant to subparagraph (b)(i) of this Section 3 shall terminate, the number of Directors constituting the Board of Directors shall decrease accordingly, the remaining Directors shall constitute the Directors of the Fund and the voting rights of the Holders and such other holders to elect additional Directors pursuant to subparagraph (b)(i) of this Section 3 shall cease, subject to the provisions of the last sentence of subparagraph (b)(i) of this Section 3.

(c)     Holders of Preferred Shares to Vote on Certain Other Matters.

(i)     Increases in Capitalization; Amendment of Articles Supplementary. So long as any Preferred Shares are outstanding, the Fund shall not, without the affirmative vote or consent of the holders of at least a majority of the Preferred Shares outstanding at the time, in person or by proxy, either in writing or at a meeting, voting or consenting as a separate class: (a) authorize, create or issue any class or series of shares ranking prior to or on a parity with Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, or authorize, create or issue additional shares of any series (b) amend, alter or repeal the provisions ofthese Articles Supplementary, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such Preferred Shares or the Holders thereof; provided, however, that (i) a division or split of a Preferred Share will be deemed to materially and adversely affect such preferences, rights or powers only if the terms of such division adversely affect the Holders and (ii) the authorization, creation and issuance of classes or series of shares ranking junior to Preferred Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, will be deemed to materially and adversely affect such preferences, rights or powers only if Moody’s, Fitch, S&P or an Approved NRSRO is then rating Preferred Shares at the Fund’s request and such issuance would, at the time thereof, cause the Fund not to satisfy the Minimum Asset Coverage Ratio, the Preferred Shares Basic Maintenance Test or the Minimum Net Asset Value Test.

Notwithstanding anything herein to the contrary, the Board of Directors may authorize, create or issue any class or series of shares of capital stock, including other series of mandatory redeemable preferred shares, ranking on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company (“Parity Shares”), to the extent permitted by the 1940 Act, if, (i) upon issuance, the Fund would satisfy the Minimum Asset Coverage Ratio, the Preferred Shares Basic Maintenance Amount, the Minimum Net Asset Value and the Minimum Adjusted Asset Coverage Ratio, and (ii) in the event the holders of such Parity Shares have the benefit of any rights substantially similar to Sections 3(c)(i), 4, 5, or 10(a) which are additional to or more beneficial than the rights of the Holders of the Preferred Shares under such sections, these Articles Supplementary shall be deemed to include such additional or more beneficial rights for the benefit of the Holders of the Preferred Shares. Such rights incorporated herein shall be terminated when and if terminated with respect to such other Parity Shares and shall be deemed amended or modified concurrently with any amendment or modification of such other Parity Shares but, in no event, shall any such termination, amendment or modification affect the remaining rights of the Holders of the Preferred Shares).

So long as any Preferred Shares are outstanding, the Fund shall not, without the affirmative vote or consent of the holders of at least a majority of the Preferred Shares outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application under state law for so long as the Fund is solvent and does not foresee becoming insolvent. Each action set forth above in this Section 3(c) shall be voted on exclusively by the holders of preferred stock, including the Preferred Shares. If any action set forth above would materially and adversely affect the rights of one or more series (the “Affected Series”) of Preferred Shares in a manner different from any other series of Preferred Shares, the Fund will not approve any such action without the affirmative vote or consent of the holders of at least a majority of the shares of each such Affected Series outstanding at the time, in person or by proxy, either in writing or at a meeting (each such Affected Series voting as a separate class).

(ii)     1940 Act Matters. Unless a higher percentage is provided for in the Charter, (A) the affirmative vote of the Holders of a “majority of the outstanding” (as such term is defined in the 1940 Act) preferred stock of the Fund, including Preferred Shares, voting as a separate class, shall be required to approve (A) any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares; and (B) any action requiring a vote of security holders of the Fund under Section 13(a) of the 1940 Act.

(d)     Relative Rights and Preferences. Unless otherwise required by law or provided elsewhere in the Charter, the Holders shall not have any relative rights or preferences or other special rights other than those specifically set forth herein.

(e)     Board Actions Under These Articles Supplementary. The Board of Directors may, from time to time, with the consent of the Required Holders for the applicable series of Preferred Shares (which consent shall not be unreasonably withheld, conditioned or delayed), amend, alter or repeal any or all of the definitions of the terms listed below (and any other defined terms included in such definitions), or any provision of these Articles Supplementary which a Rating Agency has confirmed is a predicate for any such definition:

Effective Leverage Ratio
Effective Leverage Ratio Cure Date
Minimum Adjusted Asset Coverage Ratio
Minimum Adjusted Asset Coverage Ratio Cure Date
Minimum Asset Coverage Ratio Cure Date
Preferred Shares Basic Maintenance Amount
Preferred Shares Basic Maintenance Test
Preferred Shares Basic Maintenance Test Cure Date
Preferred Shares Basic Maintenance Test Report
Valuation Date

, provided that the Fund shall give prior written notice to the Holders of any such amendment, alteration or repeal reasonably (and in any event not less than 10 Business Days or such shorter period as the Holders and Fund may agree) in advance of the proposed effective date of any such amendment, alteration or repeal, together with any explanation and a description of the proposed amendment, alteration or repeal. Holders of Common Shares shall not have the right to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Preferred Shares or the Holders thereof. Prior to any such amendment, alteration or repeal becoming effective, the Fund shall inform each Rating Agency rating the Preferred Shares at its request that it intends to implement such amendment, alteration or repeal and shall not have received objection or been informed that such amendment, alteration or repeal would impair the ratings then assigned to the Preferred Shares

(and 10 Business Days has passed since the Rating Agency has received notification of the proposed action).

In addition, subject to compliance with applicable law, the Board of Directors may amend the definition of Applicable Rate to increase the percentage amount without the vote or consent of the holders of shares of preferred stock, including each series of Preferred Shares, or any other stockholder of the Fund, and without receiving any confirmation from any Rating Agency, provided that immediately following any such increase the Fund would meet the Preferred Shares Basic Maintenance Amount Test and any such increase shall be applicable to the shares of each series of Preferred Shares.

(f)     No Preemptive Rights, Cumulative Voting or Appraisal Rights. The Holders shall have no preemptive rights, rights to cumulative voting or appraisal rights. The Holders shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor provision. For the avoidance of doubt, this provision does not restrict the right of first refusal set forth in the Master Securities Agreement.

(g)     Voting for Directors Sole Remedy for Fund’s Failure to Pay Dividends. Except as set forth in Section 2(e), in the event that the Fund fails to pay any dividends on the Preferred Shares, the exclusive remedy of the Holders shall be the right to vote for Directors pursuant to the provisions of this Section 3.

(h)     Holders Entitled to Vote. For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by these Articles Supplementary, by the other provisions of the Charter, by statute or otherwise, no Holder shall be entitled to vote any Preferred Shares and no Preferred Shares shall be deemed to be “outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, the requisite Notice of Redemption, with respect to such shares shall have been given as provided in paragraph (c) of Section 14. No Preferred Shares held by the Fund or any affiliate of the Fund shall have any voting rights or be deemed to be outstanding for voting or other purposes.

SECTION 4     MINIMUM ASSET COVERAGE RATIO.

So long as Preferred Shares are outstanding, the Fund shall satisfy on each Valuation Date, the Minimum Asset Coverage Ratio; provided, however, that the mandatory redemption pursuant to Section 11(b) shall be the sole remedy in the event the Fund fails to do so.

SECTION 5     PREFERRED SHARES BASIC MAINTENANCE TEST.

(a)     So long as Preferred Shares are outstanding, the Fund shall satisfy on each Valuation Date the Preferred Shares Basic Maintenance Test; provided, however, that the mandatory redemption pursuant to Section 11(b) shall be the sole remedy in the event the Fund fails to do so.

(b)     On or before 5:00 p.m., Eastern time, on the third Business Day after a Valuation Date on which the Fund fails to satisfy the Preferred Shares Basic Maintenance Test, and on the

third Business Day after the Preferred Shares Basic Maintenance Test Cure Date with respect to such Valuation Date, the Fund shall complete and deliver to the Rating Agency rating the Preferred Shares at the Fund’s request a Preferred Shares Basic Maintenance Test Report as of the date of such failure or such Preferred Shares Basic Maintenance Test Cure Date, as the case may be. The Fund shall also deliver a Preferred Shares Basic Maintenance Test Report to such Rating Agency on or before the seventh Business Day after the last Business Day of each month. A failure by the Fund to deliver a Preferred Shares Basic Maintenance Test Report pursuant to the preceding sentence shall be deemed to be delivery of a Preferred Shares Basic Maintenance Test Report indicating the Agency Discounted Value for all assets of the Fund is less than the Preferred Shares Basic Maintenance Test Amount, as of the relevant Valuation Date.

(c)     On or before 5:00 p.m., Eastern time, on the first Business Day after the Date of Original Issue of any Preferred Shares, the Fund shall, if so requested by the Rating Agency rating the Preferred Shares at the Fund’s request, complete and deliver to such Rating Agency a Preferred Shares Basic Maintenance Test Report as of the close of business on such Date of Original Issue.

(d)     On or before 5:00 p.m., Eastern time, on the seventh Business Day after either (i) the Fund shall have repurchased Common Shares or (ii) the ratio of the Agency Discounted Value of Eligible Assets to the Preferred Shares Basic Maintenance Amount on any Valuation Date is less than or equal to 105%, the Fund shall complete and deliver to such Rating Agency a Preferred Shares Basic Maintenance Test Report as of the date of any such event.

(e)     Any documents to be provided to Fitch pursuant to this Section 5 shall be delivered to Fitch electronically at the following email address: funds.surveillance@fitchratings.com or such other email address as Fitch and the Fund may agree.

SECTION 6     MINIMUM NET ASSET VALUE.

So long as Preferred Shares are outstanding, the Fund shall satisfy on each Valuation Date, the Minimum Net Asset Test; provided, however, that the mandatory redemption pursuant to Section 11(b) shall be the sole remedy in the event the Fund fails to do so.

SECTION 7     MINIMUM ADJUSTED ASSET COVERAGE RATIO.

So long as Preferred Shares are outstanding, the Fund shall satisfy on the last Business Day of each month, the Minimum Adjusted Asset Coverage Ratio; provided, however, that the mandatory redemption pursuant to Section 11(b) shall be the sole remedy in the event the Fund fails to do so; provided, however, that if the Fund has also failed to satisfy a Minimum Adjusted Asset Coverage Ratio under the Margin Loan and Security Agreement during the same time period, then the Fund, its sole discretion, can choose to take action with respect to its loans under the Margin Loan and Security Agreement rather than redeem any Series D Shares.

SECTION 8     EFFECTIVE LEVERAGE RATIO

For so long as Series D Shares are outstanding, unless the Fund receives the prior consent of Series D Shares Required Holders, the Effective Leverage Ratio shall not exceed 45% as of the close of business on the last Business Day of any month, provided, however, that the mandatory redemption pursuant to Section 11(b) shall be the sole remedy in the event the Fund fails to do so.

SECTION 9     MAINTENANCE OF STATUS.

So long as any Preferred Shares are outstanding, the Fund shall remain a closed-end investment company registered with the SEC under the 1940 Act. The Fund shall also maintain its investment objective of high total return (income plus capital appreciation). Neuberger Berman Investment Advisers LLC or one of its Affiliates will remain the investment manager of the Fund (collectively, the “Status Covenant”); provided, however, that the mandatory redemption pursuant to Section 11(b) shall be the sole remedy in the event the Fund fails to comply with the Status Covenant.

SECTION 10     RESTRICTIONS ON DIVIDENDS.

(a)     Dividends on Shares other than Preferred Shares. Except as set forth in the next sentence, no dividends shall be declared, paid, or set apart for payment on the shares of any class or series of shares of stock of the Fund ranking, as to the payment of dividends, on a parity with Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the shares of each series of Preferred Shares through its most recent Dividend Payment Date and the full amount of any redemption price payable with respect to any redemption required hereunder has been paid. When dividends are not paid in full upon the shares of each series of Preferred Shares through its most recent Dividend Payment Date or upon the shares of any other class or series of shares of stock of the Fund ranking on a parity as to the payment of dividends with Preferred Shares through their most recent respective dividend payment dates, all dividends declared upon Preferred Shares and any other such class or series of shares of stock ranking on a parity as to the payment of dividends with Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on Preferred Shares and such other class or series of shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Preferred Shares and such other class or series of shares of stock bear to each other (for purposes of this sentence, the amount of dividends declared per share of Preferred Shares shall be based on the Overdue Rate in accordance with Section 2 for such share for the Dividend Periods during which dividends were not paid in full).

(b)     Other Restrictions on Dividends. For so long as any Preferred Shares are outstanding, and except as set forth in paragraph (a) of this Section 10 and paragraph (c) of Section 12, the Fund shall not declare any dividend (other than a dividend paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of the Common Shares or any other shares of the Fund ranking junior to or on a parity with the Preferred Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), or any such parity shares (except by conversion into or exchange for shares of the Fund ranking junior to or on a parity with Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), (A) unless (i) full cumulative dividends on shares of each series of Preferred Shares through its most recently ended Dividend Period shall have been paid and (ii) the Fund has redeemed the full number of

Preferred Shares required to be redeemed by any provision for mandatory redemption pertaining thereto for which the redemption date has past, and (B) unless immediately after such transaction the Fund could satisfy the Minimum Asset Coverage Ratio after deducting the amount of such dividend or purchase price, as the case may be. Notwithstanding the foregoing, even if the Fund is not in compliance with the Minimum Asset Coverage Ratio, the Fund shall be permitted to declare a dividend on Common Shares in the minimum amount necessary to maintain its Regulated Investment Company status.

SECTION 11     REDEMPTION.

(a)     Optional Redemption.

(i)     Preferred Shares may be redeemed, at the option of the Fund, as a whole or from time to time in part, at any time and from time to time, out of funds legally available therefor, at a redemption price per share equal to the sum of $100,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption, plus an amount equal to the Early Redemption Amount, if any.

(ii)     If fewer than all of the outstanding shares of a series of Preferred Shares are to be redeemed pursuant to subparagraph (i) of this paragraph (a), the number of shares of such series of Preferred Shares to be redeemed shall be determined by the Board of Directors, and such shares shall be redeemed (A) pro rata from the Holders in proportion to the number of outstanding Preferred Shares of such series held by such Holders, (B) by lot or (C) by such other method that the Board of Directors deems fair and equitable; provided, in each such case, that such method of redemption as set forth in clause (A), (B) or (C) of this Section 11(a)(ii) shall be subject to any applicable procedures established by the Securities Depository.

(iii)     The Fund may not on any date provide a Notice of Redemption pursuant to paragraph (c) of this Section 11 in respect of a redemption contemplated to be effected pursuant to this paragraph (a) unless (x) on such date the Agency Discounted Value of the Eligible Assets would at least equal the Preferred Shares Basic Maintenance Amount, and would at least equal the Preferred Shares Basic Maintenance Amount immediately subsequent to such redemption if such redemption were to occur on such date, and (y) on such date the Fund would be in compliance with the Minimum Asset Coverage Ratio and the Minimum Net Asset Value Test immediately subsequent to such redemption if such redemption were to occur on such date, and (z) on such date the Fund would be in compliance with the Indebtedness Test and the Status Covenant.

(b)     Mandatory Redemption.

(i)     Mandatory Redemptions Pursuant to Sections 4, 5, 6, 7 and 8. The Fund shall redeem, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed by the Board of Directors for redemption, certain of the Preferred Shares, if the Fund (A) fails to have, as applicable, Moody’s Eligible Assets with an Agency Discounted

Value, Fitch Eligible Assets with an Agency Discounted Value, S&P Eligible Assets with an Agency Discounted Value or Approved NRSRO Eligible Assets with an Agency Discounted Value, in each case, greater than or equal to the Preferred Shares Basic Maintenance Amount for the Series D Shares, in accordance with the requirements of the Rating Agency or Agencies then rating the Preferred Shares at the Fund’s request and such failure is not cured or waived by the Series D Shares Required Holders on or before the Preferred Shares Basic Maintenance Test Cure Date; (B) fails to maintain the Minimum Asset Coverage Ratio for the Series D Shares and such failure is not cured or waived by the Series D Shares Required Holders on or before the Minimum Asset Coverage Ratio Cure Date; (C) fails to maintain the Minimum Net Asset Value Test for the Series D Shares and such failure is not cured or waived by the Series D Shares Required Holders on or before the Minimum Net Asset Value Test Cure Date; (D) fails to maintain the Minimum Adjusted Asset Coverage Ratio for the Series D Shares and such failure is not cured or waived by the Series D Shares Required Holders on or before the Minimum Adjusted Asset Coverage Ratio Cure Date and the Fund has not provided notice of its intention repay loans under its Margin Loan and Security Agreement; or (E) fails to maintain the Effective Leverage Ratio and such failure is not cured or waived by the Series D Shares Required Holders on or before the Effective Leverage Ratio Cure Date.

The number of Preferred Shares to be redeemed shall be equal to the minimum number of Preferred Shares, together with all other preferred stock subject to redemption or retirement, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, would have resulted in the Fund’s (A) having Eligible Assets with an Agency Discounted Value greater than or equal to the Preferred Shares Basic Maintenance Amount or (B) maintaining the Minimum Asset Coverage Ratio or (C) maintaining the Minimum Net Asset Value or (D) maintaining the Minimum Adjusted Asset Coverage Ratio, as the case may be, on such Cure Date; provided, however, that if there is no such minimum number of Preferred Shares and other preferred stock the redemption or retirement of which would have had such result, all Preferred Shares then outstanding shall be redeemed.

(ii)     Status Covenant Mandatory Redemption and Margin Loan and Security Agreement Termination Mandatory Redemption. The Fund shall redeem, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed by the Board of Directors for redemption all of the Series D Shares, if the Fund (A) violates the Status Covenant for the Series D Shares, unless the Series D Shares Required Holders have voted in favor or, otherwise consented to such change in status under the Status Covenant; or (B) terminates the Margin Loan and Security Agreement unless the Series D Shares Required Holders have consented to such termination.

All Preferred Shares shall be redeemed (A) within 30 Business Days of a violation of the Status Covenant unless the Series D Shares Required Holders have voted in favor or, otherwise consented to such change in status under the Status Covenant or to a longer period of time before the redemption; and (B) within 90 days after the termination date the Fund provides in its notice of termination of the Margin Loan and Security

Agreement unless the Series D Shares Required Holders have consented to such termination or to a longer period before redemption.

(iii)     Mandatory Redemption if Below Investment Grade.

(A)     The Fund shall redeem, at a redemption price equal to $100,000 per share plus accumulated by unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed by the Board of Directors for redemption all of the Series D Shares, if the Series D Shares are rated on any date any rating below Investment Grade (a “Ratings Event” and the date of such rating’s first publication, the “Rating Date”); provided that the Required Holders have waive such requirement or otherwise consent to holding the shares with a below Investment Grade rating.

(B)     The date of redemption fixed by the Board of Directors for redemption shall be no later than ninety (90) days after Rating Date.

(C)     Notwithstanding the occurrence of a Ratings Event, if the Series D Shares continue to be rated Investment Grade by an NRSRO other than the NRSRO whose rating triggered the Ratings Event on a date that is no later than ninety (90) days after the Ratings Date, the Holders of a “majority of the outstanding” (as such term is defined in the 1940 Act) Series D Shares may by affirmative vote or consent elect to waive the mandatory redemption described in Section 11(b)(iii)(A) in reliance on such NRSRO’s Investment Grade Rating. Such vote must be concluded within ninety (90) days of the Ratings Date. In the event that the Investment Grade rating referenced in the first sentence of this Section 11(b)(iii)(C) is lowered to below Investment Grade after a vote to waiver the mandatory redemption, then the Series D Shares shall be mandatorily redeemed.

(iv)     Allocation of Preferred Shares to be Redeemed. In determining the Preferred Shares required to be redeemed in accordance with the foregoing, if fewer than all of the outstanding Preferred Shares are to be redeemed pursuant to this paragraph (b), the Fund shall allocate the number of Preferred Shares required to be redeemed to satisfy the Preferred Shares Basic Maintenance Test or the Minimum Asset Coverage Ratio or the Minimum Net Asset Value or the Minimum Adjusted Asset Coverage Ratio, as the case may be, pro rata among Preferred Shares and any other preferred stock subject to redemption or retirement or by such other method that the Board of Directors deems fair and equitable (and then, pro rata among each series of Preferred Shares or by such other method that the Board of Directors deems fair and equitable). The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be earlier than 2 days nor later than 30 days after such Cure Date, except that if the Fund does not have funds legally available for the redemption of all of the required number of Preferred Shares and other preferred stock that are subject to redemption or retirement or the Fund otherwise is unable to effect such redemption on or prior to 30 days after such Cure Date, the Fund shall redeem those Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the outstanding shares of a series of Preferred Shares are to be redeemed pursuant to this paragraph (b), the number of shares of such series to be redeemed shall be redeemed (A) pro rata from the Holders of shares of such series in proportion to the number of shares of such series held by such Holders, (B) by lot, or (C) by such other method that the Board of Directors deems fair and equitable; provided, in each such case, that such method of redemption as set forth in clause (A), (B) or (C) of this Section 11(b)(iii) shall be subject to any applicable procedures established by the Securities Depository.

(v)     Term Redemption Date Mandatory Redemption. In any event, the Fund shall redeem all outstanding Series D Shares on the Term Redemption Date at the sum of the Liquidation Preference plus accumulated but unpaid dividends thereon (whether or not earned or declared by the Fund, but excluding interest thereon), to, but excluding, the Term Redemption Date.

(c)     Notice of Redemption. If the Fund shall determine or be required to redeem shares of a series of Preferred Shares pursuant to paragraph (a) or (b) of this Section 11, either the Fund or the Fund’s transfer agent shall distribute a Notice of Redemption with respect to such redemption by recognized overnight delivery service, by first class mail, postage prepaid, or by other acceptable means to each Holder of the Preferred Shares to be redeemed, at such Holder’s address as the same appears on the record books of the Fund on the record date established by the Board of Directors. Such Notice of Redemption shall be so given (x) within 30 Business Days of a failure to comply with the Status Covenant pursuant to paragraph (b) above and (y) not less than 15 days (or 2 days in the case of any other notice of redemption pursuant to paragraph (b) above), nor more than 60 days (or 30 days in the case of any other notice pursuant to paragraph (b) above) or such lesser or greater numbers as is agreed to by the Series D Required Holders, prior to the date fixed for redemption. Each such Notice of Redemption shall state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and the series thereof; (iii) the CUSIP number for the Preferred Shares; (iv) the Redemption Price; (v) if applicable, the place or places where the certificate(s), if any, for such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state) are to be surrendered for payment of the Redemption Price; (vi) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (vii) the provisions of this Section 11 under which such redemption is made. If fewer than all shares of a series of Preferred Shares held by any Holder are to be redeemed, the Notice of Redemption given to such Holder shall also specify the number of shares of such series to be redeemed from such Holder. The Fund may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to paragraph (a) of this Section 11 that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition shall have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(d)     No Redemption under Certain Circumstances. Notwithstanding the provisions of paragraphs (a) or (b) of this Section 11, if any dividends on shares of a series of Preferred Shares (whether or not earned or declared) are in arrears, no Preferred Shares shall be redeemed unless all outstanding shares of such series of Preferred Shares are simultaneously redeemed, and the Fund shall not purchase or otherwise acquire any shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of all outstanding shares of such series pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all outstanding shares of such series of Preferred Shares.

(e)     Absence of Funds Available for Redemption. To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor in accordance with the Charter and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. A failure to redeem Preferred Shares shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Fund shall have failed, for any reason whatsoever, to pay to the Holders the Redemption Price on the redemption date with respect to any shares for which such Notice of Redemption has been given; provided, however, that the foregoing shall not apply in the case of the Fund’s failure to pay the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that the Fund may not have redeemed Preferred Shares for which a Notice of Redemption has been given, dividends may be declared and paid on Preferred Shares and shall include those Preferred Shares for which a Notice of Redemption has been given.

(f)     Transfer Agent As Trustee of Redemption Payments By Fund. All moneys paid to the Fund’s transfer agent for payment of the Redemption Price of Preferred Shares called for redemption shall be held in trust by the transfer agent for the benefit of Holders of shares so to be redeemed.

(g)     Shares for which Notice of Redemption Has Been Given Are No Longer Outstanding. Provided a Notice of Redemption has been given pursuant to paragraph (b) of this Section 11, upon deposit with the Fund’s transfer agent (no later than the Business Day fixed for redemption, in funds available on that Business Day in The City of New York, New York) of funds sufficient to redeem the Preferred Shares that are the subject of such notice, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be outstanding for any purpose, and all rights of the Holders of the shares so called for redemption shall cease and terminate, except the right of such Holders to receive the Redemption Price, but without any interest or other additional amount, except as provided in subparagraph (e)(i) of Section 2 and in Section 3. Upon surrender in accordance with the Notice of Redemption of the certificates, if any, for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state), the Redemption Price shall be paid by the Fund to the Holders of Preferred Shares subject to redemption. In the case that fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, representing the unredeemed shares, without cost to the Holder thereof.

(h)     Compliance with Applicable Law. In effecting any redemption pursuant to this Section 11, the Fund shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and any applicable Maryland law, but shall effect no redemption except in accordance with the 1940 Act and any applicable Maryland law.

(i)     Purchase or Other Acquisition of Preferred Stock. In the event that the Fund shall purchase, redeem or otherwise acquire any shares of preferred stock, including, without limitation,

any shares of a series of Preferred Shares, the Fund shall, simultaneous with such purchase, redemption or acquisition, redeem Preferred Shares of each series then outstanding pro rata based upon the aggregate liquidation preference of each class or series of preferred stock outstanding and subject to purchase, acquisition or redemption. Such redemption will be made in accordance with the operative provisions of Section 11(a). Any shares that are purchased, redeemed or otherwise acquired by the Fund shall have no voting rights. If fewer than all the outstanding Preferred Shares are redeemed or otherwise acquired by the Fund, the Fund shall give notice of such transaction to each Holder, in accordance with the procedures agreed upon by the Board of Directors.

(j)     Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 11, the Fund may, in its sole discretion and without a stockholder vote, modify the procedures set forth above with respect to the notification of redemption for the Preferred Shares, provided that such notification does not materially and adversely affect the Holders of Preferred Shares or cause the Fund to violate any applicable law, rule or regulation.

SECTION 12     LIQUIDATION RIGHTS.

(a)     Ranking. The shares of a series of Preferred Shares shall rank on a parity with each other, with shares of any other series of Preferred Shares and with shares of any other series of preferred stock as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

(b)     Distributions upon Liquidation. Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Fund available for distribution to its stockholders, before any payment or distribution shall be made on the Common Shares or on any other class of shares of the Fund ranking junior to the Preferred Shares upon dissolution, liquidation or winding up, an amount equal to the Liquidation Preference with respect to such shares plus an amount equal to all dividends thereon (whether or not earned or declared but excluding interest thereon) accumulated but unpaid to (but not including) the date of its final distribution in same day funds. After the payment to the Holders of the Preferred Shares of the full preferential amounts provided for in this paragraph (b), the Holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Fund.

(c)     Pro Rata Distributions. In the event the assets of the Fund available for distribution to the Holders of Preferred Shares upon any dissolution, liquidation, or winding up of the affairs of the Fund, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (b) of this Section 11, no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the Preferred Shares with respect to the distribution of assets upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Shares, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(d)     Rights of Junior Shares. Subject to the rights of the holders of shares of any series or class or classes of shares ranking on a parity with the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, after payment shall have been made in full to the Holders of the Preferred Shares as provided in paragraph (b) of this Section 11, but not prior thereto, any other series or class or classes of shares ranking junior to the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Preferred Shares shall not be entitled to share therein.

(e)     Certain Events not Constituting Liquidation. Neither the sale of all or substantially all the property or business of the Fund, nor the merger or consolidation of the Fund into or with any corporation or fund nor the merger or consolidation of any corporation or fund into or with the Fund shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purposes of this Section 11.

SECTION 13     SHARES.

The Preferred Shares will be issued in book-entry form. Such securities will be recorded or deposited with, or on behalf of, the Securities Depository and registered in the name of Cede & Co., its nominee. Beneficial ownership in the Preferred Shares will be held only through the Securities Depositary and any of its participants.

SECTION 14     MISCELLANEOUS.

(a)     Amendment to Add Additional Series. Subject to the provisions of paragraph (c) of Section 3, the Board of Directors may, by resolution duly adopted, without stockholder approval (except as otherwise provided by these Articles Supplementary or required by applicable law), approve an annex hereto, which shall be filed with the State Department of Assessments and Taxation of Maryland, all in compliance with the applicable provisions of the Maryland General Corporation Law, (1) to reflect any amendments hereto which the Board of Directors is entitled to adopt, pursuant to the terms of these Articles Supplementary without stockholder approval or (2) to classify or reclassify additional series of Preferred Shares or additional shares of a series of Preferred Shares (and terms relating thereto) to the series and Preferred Shares described herein. Each such additional series and all such additional shares shall be governed by the terms of these Articles Supplementary except as such annex shall otherwise provide.

(b)     Fractional Shares. Fractional Preferred Shares may be issued.

(c)     Status of Preferred Shares Redeemed, Exchanged or Otherwise Acquired by the Fund. Preferred Shares that are redeemed, exchanged or otherwise acquired by the Fund shall, after redemption, exchange or other form of acquisition, return to the status of authorized and unissued Common Shares, unless and until reclassified by the Board of Directors.

(d)     Headings not Determinative. The headings contained in these Articles Supplementary are for convenience of reference only and shall not affect the meaning or interpretation of these Articles Supplementary.

(e)     Board May Resolve Ambiguities. To the extent permitted by applicable law, the Board of Directors may interpret or adjust the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect; provided, however, in no event shall the Board of Directors interpret or adjust such provisions in a manner which could reasonably be expected to have an adverse effect on any Holder of Preferred Shares or affect any series of Preferred Shares materially differently than any other series of Preferred Shares.

(f)     Inconsistencies with Articles of Incorporation. To the extent there is any inconsistency between these Articles Supplementary and the Fund’s Articles of Incorporation, the provisions of the Articles Supplementary shall take precedence to the extent permitted by applicable law.
(g)     Notices. All notices or communications, unless otherwise specified in the Bylaws of the Fund or these Articles Supplementary, shall be sufficiently given if in writing and delivered in person or by facsimile, email or other electronic means with a copy mailed by recognized overnight delivery service or mailed by recognized delivery service, postage prepaid. Notices delivered pursuant to this Section 13 shall be deemed given on the earlier of the date received or the date five days after which such notice is mailed, except as otherwise provided in these Articles Supplementary or by the Maryland General Corporation Law for notices of stockholders’ meetings.

(h)     Waiver. Without limiting other provisions of these Articles Supplementary that have specific voting requirements, to the extent permitted by Maryland law, the Holders of a “majority of the outstanding” (as such term is defined in the 1940 Act) Preferred Shares, acting collectively or voting separately from any other series, may by affirmative vote waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board.

(i)     Transfers. A Holder of any Series D Shares may sell, transfer or otherwise dispose of such shares only in whole shares and only to (i) Persons that such Holder reasonably believes are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or any successor provision) in accordance with Rule 144A under the Securities Act or any successor provision that are (a) registered open-end management investment companies, or series thereof, in each case that are either sponsored or managed by an entity listed on Schedule C to the Master Securities Agreement at the time of such transfer or any other entity that is controlled by, controlling or under common control with an entity listed on Schedule C to the Master Securities Agreement at the time of such transfer (“Registered Investment Companies”), (b) banks or entities that are 100% direct and indirect subsidiaries of banks’ publicly traded parent holding companies (collectively, “Banks”), or (c) insurance companies, in each case pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act; or (ii) other investors with the prior written consent of the Fund. Any transfer in violation of the foregoing restrictions shall be void ab initio and any transferee of Preferred Shares transferred in violation of the foregoing restrictions shall be deemed to agree to hold all payments it received on any improperly transferred Series D Shares in trust for the benefit of the transferor of such Series D Preferred Shares.

The restrictions on transfer contained in this Section 14(i) shall not apply to any Preferred Shares that are registered and sold pursuant to an effective registration statement under the Securities Act or to any subsequent transfer of such registered shares.

IN WITNESS WHEREOF, Neuberger Berman High Yield Strategies Fund Inc. has caused these presents to be signed on September 28, 2023 in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or Assistant Secretary.

Neuberger Berman High Yield Strategies Fund Inc.

By:	/s/ Brian Kerrane
Name: Brian Kerrane
Title: Vice President

WITNESS:

By:	/s/ Claudia A. Brandon
Name: Claudia A. Brandon
Title: Executive Vice President and Secretary

The undersigned President or a Vice President of Neuberger Berman High Yield Strategies Fund Inc., who executed on behalf of the Fund the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Fund the foregoing Articles Supplementary to be the corporate act of the Fund, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

By:	/s/ Brian Kerrane
Name: Brian Kerrane
Title: Vice President